Exhibit 10.74
REGISTRATION RIGHTS PURCHASE AGREEMENT,
CONSENT AND WAIVER
     This Registration Rights Purchase Agreement, Consent and Waiver (the “Agreement”) is made and entered into this 28th day of November, 2007 (the “Effective Date”) by and among, Irvine Sensors Corporation (the “Company”), Alpha Capital Anstalt (“Alpha”), Longview Fund, L.P. (“Longview”), Jolie G. Kahn (“Kahn”) and Barbara R. Mittman (“Mittman”). Longview, Alpha, Kahn and Mittman are sometimes collectively referred to herein as the “Investors.”
     WHEREAS, in December 2006, pursuant to the Subscription Documents set forth on Exhibit A attached hereto (the “Subscription Documents”), Alpha and Longview agreed to loan the Company $8.25 million and in connection therewith were issued the Company’s Class A Warrants, and purchased the Company’s Series 1 and Series 2 Senior Convertible Notes in the original aggregate principal amount of $10.0 million payable to Pequot Private Equity Fund III, L.P. and Pequot Offshore Private Equity Partners III, L.P.(collectively, “Pequot”)
     WHEREAS, in December 2006, the Company issued shares of the Company’s common stock to Kahn and Mittman (collectively, the “Stockholders”) and entered into a Joinder Agreement with the Stockholders, pursuant to which the Company agreed that the Stockholders would be deemed to be Subscribers under the Subscription Agreement and Purchasers under the Registration Rights Agreement.
     WHEREAS, in July 2007, the Company entered into the following documents with Longview, pursuant to which the Company borrowed an additional $2.0 million from Longview (collectively, “July Loan Documents”): (i) the Loan Agreement between the Company and Longview, (ii) the Secured Promissory Note payable to Longview in the principal amount of $2.1 million (the “July Note”); (iii) the Class B Common Stock Purchase Warrant issued to Longview dated August 15, 2007 (the “Class B Warrant”); (iv) Letter Agreement to dated July 19, 2007 executed by Alpha; (v) Consent and Waiver dated July 19, 2007 executed by Alpha; (vi) Consent and Waiver dated July 2007 executed by Kahn and Mittman; and (v) Confirmation dated July 27, 2007 between Longview and Alpha.
     WHEREAS, in connection with the foregoing transactions, Alpha and Longview were granted security interests in the assets of the Company and its wholly-owned subsidiary, Optex Systems, Inc. (“Optex”), and received a guaranty (the “Guaranty”) of the Company’s obligations, pursuant to the Subscription Documentation and assumption of the Subordinated Debt and were granted and received other rights pursuant to the Subscription Documents and assumption of the Subordinated Debt pursuant to the “Existing Security Agreements,” as defined on Exhibit B hereto. The Existing Security Agreements, the Subscription Documents, the Joinder Agreement and the July Loan Documents, the Contingent Notes (as defined herein) and the Restructuring Notes (as defined herein) are sometimes collectively referred to herein as the “Financing Documents.”

     WHEREAS, in connection with this Agreement, the Company is concurrently entering into a Secured Promissory Note (Restructuring) of even date herewith with each of Longview and Alpha in the original principal amounts of $1.0 million and $115,000, respectively (the “Restructuring Notes”), pursuant to the terms attached hereto as Exhibit C.
     NOW THEREFORE, for good and valuable consideration paid by Longview and the Company, receipt of which is acknowledged, the parties hereto agree as follows:
     1. Kahn and Mittman Agreement. Notwithstanding anything to the contrary contained in the Joinder Agreement, the Securities Purchase Agreement, the Registration Rights Agreement or any of the other Financing Documents that may be applicable to Kahn or Mittman, Kahn and Mittman hereby agree that they shall be bound by any waiver, consent or modification under any of the Financing Documents that has been or will be approved or adopted by Longview.
     2. Purchase of Registration Rights. In consideration for (i) the payment by the Company of an aggregate of $1.0 million and $115,000 to Longview and Alpha, respectively, and (ii) good and valuable consideration paid to Kahn and Mittman, receipt of which is acknowledged by them, the Company hereby purchases from the Investors the Company’s requirement and obligation to register with the U.S. Securities and Exchange Commission (the “SEC”) and any state regulatory body or agencies, any shares of the Company’s securities owned by or issuable to any of the Investors including Shares issuable upon exercise of Class A Warrants and Class B Warrants or upon the conversion of the Series 1 Notes and the Series 2 Notes (collectively, the “Shares”) under any of the Financing Documents. As a result of such purchase, the parties hereto agree that the Company shall have no further obligation under any of the Financing Documents to register the Shares. The purchase price payable to Longview and Alpha shall be payable pursuant to the terms and conditions of the Contingent Secured Promissory Notes (Buyout), copies of which are attached hereto as Exhibit C (the “Contingent Notes”).
     3. Amendment of Securities Purchase Agreement. Notwithstanding anything to the contrary contained in the Securities Purchase Agreement, Longview and Alpha, as the holders of all of the Series 1 Notes and the Series 2 Note, hereby agree that the Securities Purchase Agreement shall be amended to clarify that the Company shall have no further obligation under the Securities Purchase Agreement to register any Registrable Securities held by any party thereunder.
     4. No Liquidated Damages. The parties hereto agree that no liquidated damages or other damages (and no default interest on such liquidated or other damages) have accrued in connection with the Company’s failure to register the Shares except to the extent waived as of the date hereof, and no such damages or default interest are outstanding and owing as a result of or related to the Company’s failure to register the Shares. The Investors further waive any and all events of default under any of the Financing Documents, whether or not declared, perfected or asserted, that relate solely to the failure of the Company to so register such Shares.

     5. Registration Rights Prohibition. Notwithstanding anything to the contrary contained in the Financing Documents, without the prior written consent of Longview and Alpha, the Company shall not file any registration statement with the SEC or state regulatory authorities until the end of the Exclusion Period (other than a Registration Statement on Form S-8, or any successor form to the Form S-8, which the Investors hereby consent to, but such consent is limited to the registration of the annual evergreen increase in shares issuable under the Company’s 2006 Omnibus Incentive Plans). The “Exclusion Period” shall end on the later of (i) June 30, 2008, or (ii) 180 days after the date when all of the Shares held by the Investors may be sold without restriction under Rule 144(k) (or any successor rule) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), provided that for the purposes of determining 144(k) eligibility, it is assumed that all of such Shares are currently outstanding or will be issued using the net exercise or cashless exercise provisions contained in the Class A Warrants and the Class B Warrants, even if such warrants are ultimately exercised for cash. The parties hereto further agree that Section 6.1(f) of the Subscription Agreement shall be deleted in its entirety. The Exclusion Period as defined above shall be deemed to be the Exclusion Period for the purposes of the Subscription Agreement.
     6. Consent to Approved Financing, Specified Indebtedness and Waivers. The parties hereto agree that this Agreement shall be in addition to, and not in lieu of any prior consents and waivers previously entered into among the parties hereto. Notwithstanding anything to the contrary contained in the Financing Documents, the Investors hereby (i) consent to the issuance of the Restructuring Notes and the Contingent Notes in substantially the forms attached hereto as Exhibit C; and (ii) consent to the issuance by the Company of common stock and/or warrants or options to purchase common stock in an aggregate amount not to exceed $2.0 million on or before May 31, 2008; provided that any such issuances must be at a purchase price of not less than $1.30 per share for common stock or at an exercise price of not less than $1.30 per share for any warrants or options to purchase common stock (the “Approved Financing”). The Investors hereby waive any notice period under the Financing Documents for the Approved Financing and further waive the Investors’ right of first offer, right of first refusal or other rights to participate in such Approved Financing under the Financing Documents, as well as any repurchase right solely as it relates to the Approved Financing or the issuance of the Restructuring Notes or the Contingent Notes. The Investors agree that (i) any Approved Financing shall be deemed to be “Excluded Stock” and “Excepted Issuances” under the Financing Documents, and (ii) to the extent that any of the officers or directors of the Company participate in the Approved Financing, any such shares purchased by such persons shall be deemed to be Excluded Stock, but shall not be included in the calculation of the 5% limit in subparagraph (A) of the definition of Excluded Stock contained in Section 1.1 of the Securities Purchase Agreement. Without limiting the foregoing, the Investors hereby (A) waive the rights set forth in Section 3(c) of the Series 1 Notes and the Series 2 Note with respect to the Additional Financing, the Restructuring Notes and the Contingent Notes; and (C) waive the right of first refusal (including any right to notice thereof) set forth in Section 10(a) of the Subscription Agreement solely in connection with the Approved Financing, the Restructuring Notes and the Contingent Notes.

     7. Increase in Existing Indebtedness. The Company and Investors agree that the references in the following documents to “$1,000,000” shall be amended and changed to “$2,000,000” but only with respect to accounts payable: (i) Section 2.7 of the Company’s Secured Promissory Note dated July 19, 2007 payable to Longview; and (ii) Section 8(a)(iii) in the Series 1 Notes and the Series 2 Note. The other Investors hereby consent to the foregoing amendments.
     8. Looney Default and Other Defaults. In November 2007, the Company received written notice from Timothy Looney and TWL Group, L.P. (collectively, “Looney”) that the Company was in default regarding its obligations to register or qualify the shares of the Company’s common stock held by Looney under that certain Registration Rights Agreement dated December 30, 2005 (the “Looney Default”), and Looney demanded liquidated damages thereunder for such default. The Company also acknowledges that Looney Default and the Company’s failure to obtain Longview’s and Alpha’s consent to the Company’s issuance on May 16, 2007 of a warrant to purchase up to 200,000 shares of common stock constitute a technical event of default under the Subscription Agreement and certain of the other Financing Documents (the “Consent Default”). Notwithstanding the foregoing, the Investors agree that (i) the Looney Default (but only to the extent that Looney does not take any further action to accelerate or collect any obligations owed to Looney by the Company or forecloses on any of Looney’s security interests in any of the assets of the Company or if Looney gives further written notice to the Company in accordance with the terms of any of the loan documents between Looney and either of the Company or Optex to so accelerate, collect or foreclose), (ii) the Consent Default and (iii) any event identified in a writing designated as the “Other Written Information,” which will be delivered on or prior to the execution of this Agreement, to (and accepted by) a representative of Longview and Alpha, shall not be deemed to be a cross default for the purposes of any of the Financing Documents, and the Investors waive their right to accelerate or require repurchase of any of its obligations under the Financing Documents or triggering default interest under the Financing Documents, exercising remedies with respect to any collateral under the Existing Security Agreement solely with respect to the Looney Default, the Consent Default or the event identified in the Other Written Information.
     9. September 2007 Note Amendments. In September 2007, the Company, Alpha and Longview reached a preliminary agreement to amend the Series 1 Notes, the Series 2 Note, the Term Notes and the July Note, which agreement is memorialized in the September 2007 Amendments, executed copies of which are attached hereto as Exhibit D (collectively, the “September 2007 Note Amendments”). The Company, Alpha and Longview agree and confirm that such September 2007 Note Amendments have been duly executed and delivered and are in full force and effect.
     10. Company Representations and Warranties.
     (a) Power and Authority; Due Execution. The Company has (i) full corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement, (ii) taken all necessary actions to authorize the execution, delivery and performance by the Company of this Agreement, and (iii) caused the Agreement to be duly executed and delivered on behalf of the Company.
     (b) Legal, Valid, Binding Obligation. This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
     (c) Organization, Existence, Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, (ii) has the power and authority and the legal right to own, lease and operate its property and to conduct the business in which it is currently engaged; and (iv) is duly qualified to do business and is in good standing as a foreign entity in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Company and its subsidiaries, taken as a whole.
     (d) Consents. Except as have been obtained, no consent, permit, license, approval or authorization of, or registration, declaration or filing with or notice to, any governmental authority, bureau or agency or any other person or entity is required in connection with the execution, delivery or performance by the Company of this Agreement.
     (e) No Material Inside Information. Upon the filing of the Company’s Annual Report on Form 10-K with the SEC and the public dissemination of such Form 10-K, the Company confirms that the Company shall not have provided the Investors with any material, inside information. For the purposes of this Section 8(e), any information provided to the persons identified in the Other Written Information shall not be deemed to have been provided to the Investors.
     (f) Net Exercise Tacking. The Series 1 Notes, the Series 2 Note, the Class A Warrants and the Class B Warrants contain cashless or net exercise provisions, and provided that the Series 1 Notes and the Series 2 Note are converted into shares of the Company’s common stock in accordance with such net exercise provisions, or the Class A Warrants and the Class B Warrants are exercised in accordance with such cashless exercise provisions, the holding period under Rule 144 promulgated under the Securities Act, as in effect as of the date hereof, for the shares of common stock issued to Alpha and Longview upon such net exercise or cashless exercise, shall commence December 29, 2006 with respect to the Class A Warrants, and on August 15, 2007 with respect to the Class B Warrants.
     11. Investors Representations and Warranties. Each of the Investors hereby represents and warrants to the Company as follows:
     (a) Power and Authority; Due Execution. Such Investor has (i) the full power, authority and legal right to execute, deliver and perform such Investor’s obligations under this Agreement, (ii) taken all necessary actions to authorize the execution, delivery and performance by the Investor of this Agreement, and (iii) caused the Agreement to be duly executed and delivered on behalf of such Investor.
     (b) Legal, Valid, Binding Obligation. This Agreement constitutes the legal, valid, and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
     (c) Organization, Existence, Good Standing. To the extent the Investor is a legal entity and not an individual, such Investor is a duly formed, validly existing and in good standing under the laws of its formation, and (ii) has the power and authority and the legal right to own, lease and operate its property and to conduct the business in which it is currently engaged; and (iii) is duly qualified to do business and is in good standing as a foreign entity in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on such Investor.
     (d) Consents. Except as have been obtained, no consent, permit, license, approval or authorization of, or registration, declaration or filing with or notice to, any governmental authority, bureau or agency or any other person or entity is required in connection with the execution, delivery or performance by such Investor of this Agreement.
     12. Miscellaneous. The notice, venue, jurisdiction, governing law and other miscellaneous provisions of Section 11 of the Subscription Agreement are incorporated herein and shall be applicable to this Consent.

     IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the Effective Date.

IRVINE SENSORS CORPORATION “Company”		LONGVIEW FUND, L.P.

By:	/S/ JOHN C. CARSON	By:	/S/ S. MICHAEL RUDOLPH

	Name: John C. Carson		Name: S. Michael Rudolph
	Title: President and CEO		Title: CFO — Investment Adviser

ALPHA CAPITAL ANSTALT

		By:	/S/ KONRAD ACKERMAN

Name: Konrad Ackerman Title: Director

/S/ JOLIE G. Kahn

Jolie G. Kahn

/S/ BARBARA R. MITTMAN

Barbara R. Mittman
[Signature Page to
Registration Rights Purchase Agreement, Consent and Waiver]

EXHIBIT A
Subscription Documents
     For purposes of this Agreement to which this Exhibit A is attached, the “Subscription Documents” include the following agreements, all dated as of December 29, 2006, except as otherwise stated below:
1.	Subscription Agreement among the Company, Longview and Alpha (the “Subscription Agreement”);

2.	Class A Common Stock Purchase Warrants issued to Alpha and Longview (the “Class A Warrants”);

3.	The Irvine Sensors Corporation Series 1 Senior Subordinated Secured Convertible Notes (the “Series 1 Notes”) dated as of December 30, 2005 issued by the Company in favor of Pequot as assigned to Longview and Alpha;

4.	The Irvine Sensors Corporation Series 2 Senior Subordinated Secured Convertible Note (the “Series 2 Note”) dated as of December 30, 2005 by the Company in favor of Pequot as assigned to Longview\,

5.	The September 2007 Note Amendments effective as of September 2007;

6.	The Securities Purchase Agreement dated December 30, 2005 originally between the Company and Pequot, as amended by that certain Amendment to Securities Purchase Agreement dated March 31, 2006, and as assigned to Longview and Alpha (collectively, the “Securities Purchase Agreement”);

7.	The Assignment of Series 1 and Series 2 Senior Subordinated Secured Convertible Notes dated December 30, 2005, and related Addendum thereto;

8.	Registration Rights Agreement among the Company, Longview and Alpha; and

9.	The Term Loan and Security Agreement among the Company, Longview and Alpha (“Loan Agreement”) and related Term Notes issued by the Company to Longview and Alpha (the “Term Notes”), together with the documents evidencing the Subordinated Debt as defined in the Loan Agreement.

EXHIBIT B
     For purposes of this Agreement to which this Exhibit B is attached, the “Existing Security Agreements” include the following agreements, all dated as of December 29, 2006, except as otherwise stated below with respect to certain security agreements and a guaranty originally executed and delivered by Irvine Sensors and Optex to and/or in favor of Pequot, which are all dated as of December 30, 2005:
1.	Irvine Sensors Intellectual Property Security Agreement, executed and delivered by Irvine Sensors in favor of Longview and Alpha;

2.	Optex Intellectual Property Security Agreement, executed and delivered by Optex in favor of Longview and Alpha;

3.	Optex Guaranty, executed and delivered by Optex in favor of Longview and Alpha;

4.	Optex Third Party Security Agreement, executed and delivered by Optex in favor of Longview and Alpha;

5.	Term Loan and Security Agreement by and between Irvine Sensors, on the one hand, and Longview and Alpha, on the other;

6.	Security Agreement dated December 30, 2005, by and among Irvine Sensors and various Pequot entities;

7.	Subsidiary Security Agreements, all dated December 30, 2005, by and among various subsidiaries of Irvine Sensors (including Optex) and various Pequot entities;

8.	Subsidiary Guaranty, dated December 30, 2005, by and among various subsidiaries of Irvine Sensors and various Pequot entities (items 6 — 8, all as assigned to Longview and Alpha pursuant to that certain Assignment Agreement by and among the various Pequot entities, Longview and Alpha, dated December 29, 2006).

9.	Omnibus Security Interest Acknowledgement executed and delivered by Irvine and Optex in favor of Longview and Alpha, dated July 19, 2007;

10.	Unconditional Guaranty executed and delivered by Borrower in favor of Lender, dated July 19, 2007; and

11.	Collateral Agent Agreement, dated on or about July 19, 2007, by and among S. Michael Rudolph, as collateral agent, Lender and Alpha Capital Anstalt, and acknowledged by Borrower.

12.	Subordination Agreement among Timothy Looney, Longview and Alpha.

13.	Subordinated Security Agreement dated January 17, 2007 between Optex and TWL Group, L.P.

EXHIBIT C
Restructuring Notes and Contingent Notes
(attached hereto)

Exhibit D
September 2007 Note Amendments
(attached hereto)

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